Exhibit 99.1

ST Energy Transition I Ltd. Announces Pricing of $250 Million Initial Public Offering

BERMUDA, December 2, 2021 – ST Energy Transition I Ltd. (the “Company”) announced today the pricing of 25,000,000 Stakeholder Aligned Initial Listing, or SAILSM security, at a price of $10.00 per SAILSM security. The SAILSM securities will be listed on the New York Stock Exchange and trade under the ticker symbol “STET.U” beginning December 3, 2021.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a target in any industry or geographic location, it intends to focus its search on opportunities that contribute in positive ways towards energy transition and clean energy technology.

The Company’s board is led by John Fredriksen, chairperson, and includes independent directors Ole-Eirik Lerøy, Cato Stonex, James O’Shaughnessy, Tore Myrholt and Annika Sigfrid. Gunnar Eliassen is the Chief Executive Officer of the Company and Jan Erik Klepsland is the Chief Financial Officer of the Company.

Each SAILSM security consists of one Class A share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A share at a price of $11.50 per share. Once the securities constituting the SAILSM securities begin separate trading, the Class A shares and warrants will be listed on the New York Stock Exchange under the symbols “STET” and “STETWS,” respectively.

Morgan Stanley is acting as sole bookrunning manager and joint lead manager and DNB Markets is acting as joint lead manager in the offering. The Company has granted the underwriters a 45-day option to purchase up to 3,750,000 additional SAILSM securities at the initial public offering price to cover over-allotments, if any.

The initial public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained for free from the U.S. Securities and Exchange Commission website (http://www.sec.gov), and Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, New York 10014 or by e-mail to prospectus@morganstanley.com.

A registration statement relating to the securities sold in the initial public offering has been declared effective by the U.S. Securities and Exchange Commission on December [2], 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary note regarding forward-looking statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media contact:

Gunnar Eliassen

Email address: gunnar.eliassen@seatankersmgt.com

Tel: +1 (441) 295-6935

SOURCE: ST Energy Transition I Ltd.

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